Exhibit 10.17

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made and entered into effective as of January     9        , 2017 (the “Effective Date”), by and between GOOGLE INC., a Delaware corporation (“Landlord” or “Lessor”), and AQUINOX PHARMACEUTICALS, INC., a Delaware corporation (“Tenant” or “Lessee”).

R E C I T A L S :

A. Landlord and Tenant are parties to that certain Office Building Lease dated December 10, 2015 (the “Lease”), pursuant to which Landlord is currently leasing to Tenant, and Tenant is currently leasing from Landlord, certain space containing approximately 3,520 rentable square feet, commonly known as Suite 200 and located on the second (2nd) floor of that certain building addressed as 1150 Bayhill Drive, San Bruno, California (the “Building”).

B. Landlord and Tenant now desire to amend the Lease (i) to expand the Leased Premises, and (ii) to modify various terms and provisions of the Lease, all as hereinafter provided.

A G R E E M E N T :

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Capitalized Terms. All capitalized terms when used herein shall have the same meanings given such terms in the Lease unless expressly superseded by the terms of this Amendment.

2. Expansion and Effective Date. Effective as of February 1, 2017 (the “Expansion Effective Date”), the Leased Premises, as defined in the Lease, is increased from 3,520 rentable square feet on the second (2nd) floor of the Building (the “Original Premises”) to include an additional 6,019 rentable square feet on the first (1st) floor of the Building commonly known as Suite 100 (the “Expansion Space”), and from and after the Expansion Effective Date, the Original Premises and the Expansion Space, collectively, shall be deemed the Leased Premises, as defined in the Lease. The Term for the Expansion Space shall commence on the Expansion Effective Date and end on December 31, 2018 (the “Termination Date”), unless sooner terminated in accordance with the Lease. The Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Expansion Space.

3. Rent. In addition to Tenant’s obligation to pay Base Rent for the Original Premises, Tenant shall pay Landlord Base Rent for the Expansion Space as follows:

Term	Monthly Installment of Base Rent
2/1/2017 – 1/31/2018	$22,571.25	*
2/1/2018 – 12/31/2018	$23,248.39

*

Provided Tenant is not in default and has fully performed the provisions of the Lease, as hereby amended, Tenant shall have no obligation to pay Base Rent with respect to the Expansion Space for the period commencing on February 1, 2017 and ending on March 31, 2017 (the “Abatement Period”). If Tenant shall be in default under the Lease, and shall fail to cure such default within the time, if any, provided for cure pursuant to the Lease, then, in addition to any other remedies Landlord may have under the Lease, Landlord, at its option, may elect any or all of the following remedies: (i) Tenant shall immediately become obligated to pay to Landlord the amount of all Base Rent previously abated hereunder during the Abatement Period, together with interest on such amounts as provided in the Lease from the date such Base Rent would have otherwise been due but for the Base Rent abatement provided herein; or (ii) Tenant shall immediately be obligated to begin paying Base Rent at the full amounts of the monthly installments therefor set forth above. In no event shall there be any rent abatement for the Original Premises.

Upon the mutual execution of this Amendment, Tenant shall deliver to Landlord the third (3rd) month’s Base Rent in the amount of $22,571.25 (the “Prepaid Rent”).

4. Condition of Expansion Space. Tenant has inspected the Expansion Space, and Tenant agrees that it shall accept and occupy the Expansion Space and the Building in their current “AS IS” condition as of the Effective Date and the Expansion Effective Date without any agreements, representations, understandings or obligations on the part of Landlord to perform or pay for any alterations, repairs or improvements to the Expansion Space, except as otherwise expressly set forth in the Lease, as hereby amended. Notwithstanding the foregoing, Landlord agrees to deliver the Expansion Space and Building Systems in good working condition, including the roof in watertight condition, and mechanical, electrical and plumbing in good working condition and operable.

5. Responsibility for Improvements to Expansion Space. Any construction, alterations or improvements to the Expansion Space shall be performed by Tenant at its sole cost and expense using contractors selected by Tenant and approved by Landlord and shall be governed in all respects by the terms of the Lease, as amended hereby. In any and all events, the Expansion Effective Date shall not be postponed or delayed if the initial improvements to the Expansion Space are incomplete on the Expansion Effective Date for any reason whatsoever. Any delay in the completion of initial improvements to the Expansion Space shall not subject Landlord to any liability for any loss or damage resulting therefrom. In furtherance of the foregoing, Landlord will provide Tenant with access to the Expansion Space following the mutual execution of this Amendment so long as Tenant has delivered to Landlord the Prepaid Rent and Additional Security Deposit and is otherwise in compliance with the insurance requirements set forth in the Lease. During such early occupancy period, Tenant shall comply with all terms, covenants and conditions set forth in the Lease, and Tenant shall not be obligated to pay Base Rent for the Expansion Space unless Tenant commences operations from the Expansion Space prior to the Expansion Effective Date.

6. Additional Security Deposit. Upon Tenant’s execution hereof, Tenant shall pay Landlord the sum of $23,248.39 (the “Additional Security Deposit”), which shall be added to and become part of the Security Deposit held by Landlord as provided in the Lease as security for payment of Rent and the performance of the other terms and conditions of the Lease by Tenant. Accordingly, simultaneous with the execution hereof, the Security Deposit is increased from $13,630.44 to $36,878.83.

7. Tenant’s Proportionate Share. For the period commencing with the Expansion Effective Date and ending on the Termination Date, Tenant’s Proportionate Share for the Expansion Space is approximately 12.34% for the Building, and approximately 4.10% for the Project.

8. Basic Operating Costs and Property Taxes. For the period commencing with the Expansion Effective Date and ending on the Termination Date, Tenant shall pay for Tenant’s Pro Rata Share of Basic Operating Costs and Property Taxes applicable to the Expansion Space in accordance with the terms of the Lease; it being agreed that the Base Year for the Expansion Space shall be 2016.

9. Parking Spaces. From and after the Expansion Effective Date until the Termination Date, Tenant shall be permitted to use eighteen (18) surface parking spaces (based on 3.1 parking spaces per 1,000 rentable square feet of the Expansion Space) for the Expansion Space.

10. Signage. Tenant, at Tenant’s sole cost, shall be permitted to install standard directory signage and suite entry identification, so long as all such signage is approved by Landlord and is otherwise in compliance with the Lease.

11. Landlord’s Address for Notices. Effective as of the Effective Date, all notices, consents, demands and other communications delivered by Tenant to Landlord pursuant to and in accordance with the Lease must be addressed to the following addresses:

Originals sent to:

Google Inc.

1600 Amphitheatre Parkway

Mountain View, California 94043

Attention: Lease Administration

and

Google Inc.

1600 Amphitheatre Parkway

Mountain View, California 94043

Attention: Legal Department / RE Matters

12. California Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp designated by Landlord; and (b) Tenant, at its sole cost and expense, shall be responsible for making any improvements or repairs within the Premises to correct violations of construction-related accessibility standards; and, if anything done by or for Tenant in its use or occupancy of the Premises shall require any improvements or repairs to the Building (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall, at Landlord’s option, either (i) perform such improvements or repairs at Tenant’s sole cost and expense, or (ii) reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such improvements or repairs.

13. Brokers. Landlord and Tenant each hereby represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, other than CBRE, Inc. (Jon Moeller and Payam Tabar) (“Landlord’s Broker”), representing Landlord, and CBRE, Inc. (Richard Friday) (“Tenant’s Broker,” and, together with Landlord’s Broker, collectively, the “Brokers”), representing Tenant, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Landlord shall be solely responsible for paying any commission owed to the Brokers in connection with this Amendment pursuant to the terms and conditions set forth in a separate written agreement. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any breach of the foregoing representation and warranty by the indemnifying party in connection with this Amendment. The provisions of this Section 9 shall survive the expiration or earlier termination of the Lease.

14. Authority. If Tenant is a corporation, trust, limited liability company or partnership, each individual executing this Amendment on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Amendment and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after Landlord’s written request, deliver to Landlord satisfactory evidence of such authority, and, upon demand by Landlord, Tenant shall also deliver to Landlord satisfactory evidence of: (i) good standing in Tenant’s state of formation; and (ii) qualification to do business in California.

15. Counterparts. This Amendment may be executed in any number of counterparts, which may be delivered electronically, via facsimile or by other means. Each party may rely upon signatures delivered electronically or via facsimile as if such signatures were originals. Each counterpart of this Amendment shall be deemed to be an original, and all such counterparts (including those delivered electronically or via facsimile), when taken together, shall be deemed to constitute one and the same instrument.

16. No Options. Notwithstanding anything to the contrary contained in the Lease, as hereby amended, Tenant hereby acknowledges and agrees that: (i) Tenant has no (A) options to extend or renew the Lease, (B) early termination options, (C) options or rights to expand the Premises or to lease additional space in the real property of which the Premises are a part, (D) rights of first offer and/or rights of first refusal to lease any space in the real property of which the Premises are a part, and (E) options or preferential rights to purchase all or any portion of the Premises or the real property of which the Premises are a part nor any other rights or interests with respect to the Premises or the real property of which the Premises are a part, other than as “Tenant” under the Lease; and (ii) Tenant is not entitled to any improvement allowance, free or abated rent or any other concessions under the Lease, except as expressly provided in this Amendment. Without limiting the generality of the foregoing, Tenant acknowledges and agrees that the provisions of Sections 8.1 and 8.2 of the Lease are hereby deleted in their entirety and shall be of no further force and effect.

17. No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease are hereby ratified and confirmed and shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their duly authorized representatives as of the date first above written.

“LANDLORD”:	“TENANT”:

GOOGLE INC.,	AQUINOX PHARMACEUTICALS, INC.,
a Delaware corporation	a Delaware corporation

By:	By:
Name:	Name:
Title:	Title: